UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 18, 2016

HEXION INC.
(Exact Name of Registrant as Specified in Its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

1-71	13-0511250
(Commission File Number)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)
614-225-4000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events
On March 18, 2016, Hexion Inc. (the “Company”) entered into a definitive agreement (the “Purchase Agreement”) for the sale of its Performance Adhesives, Powder Coatings, Additives & Acrylic Coatings and Monomers businesses (the “Business”) to Synthomer plc (the “Buyer”) for a purchase price of approximately $226 million. Assets included in the transaction are the Company’s manufacturing sites in Sokolov, Czech Republic; Sant’Albano, Italy; Leuna, Germany; Asua, Spain; Roebuck, South Carolina; and Chonburi, Thailand. The Business produces resins, polymers, monomers and additives that provide enhanced performance for adhesives, sealants, paints, coatings, mortars and cements used primarily in consumer, industrial and building and construction applications. The Business generated annual sales of approximately $370 million in 2015, and is reported within the Epoxy, Phenolic and Coating Resins Division of the Company. The sale is subject to customary closing conditions, including Works Council consultation. The transaction is expected to close in the second quarter of 2016.
The sale of the Business’ French assets is subject to a separate, ongoing negotiation process. The employees’ representative bodies at the Business’ Ribecourt, France site will be informed and consulted on the transaction in accordance with applicable French law. The timing of the closing of this separate sale of French assets is intended to be similar with the timing of the sale of the other Business assets.
Until the closing date, the Company has agreed to operate the Business in the ordinary course. The Company has agreed to provide certain transitional services to the Buyer for a limited period of time following the closing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEXION INC.

Date:	March 21, 2016	/s/ George F. Knight
George F. Knight
Executive Vice President and Chief Financial Officer